Exhibit 99.1

SurModics Announces Device Veteran Shawn McCormick Joins Board of Directors

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--December 22, 2015--SurModics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies, today announced the addition of a new independent board member, Shawn McCormick, a highly experienced medical device executive. McCormick’s appointment became effective on December 18, 2015. As reconstituted, the board now consists of seven members, six of whom are independent.

“We are pleased to welcome Shawn McCormick, a proven leader in the medical technology space, to our board,” said Susan Knight, SurModics board chair. “Shawn brings more than two decades of experience in operations and finance for a range of medical technology companies. His knowledge will be invaluable to SurModics as we continue to drive revenue gains in our core businesses, while evolving into a complete solutions provider through programs such as the SurVeil drug-coated balloon project.”

McCormick, 51, was most recently chief financial officer of Tornier N.V., a global medical device company serving surgeons who treat extremities, joints and soft tissue, from 2012 until October 2015, when the company merged with Wright Medical. From 2011 to 2012, McCormick was chief operating officer at Lutonix, the first company to receive an investigational device exemption approval from the FDA for a drug-coated balloon. Prior to that, he was chief financial officer at ev3, Inc., an endovascular company, from 2009 to 2010. From 1992 to 2009, he worked at Medtronic Inc., holding various financial roles, the last being vice president of corporate development. McCormick currently sits on the boards of two publicly traded healthcare companies: Nevro Corp. and Entellus Medical. He will serve on the audit committee and the corporate governance and nominating committee at SurModics.

SurModics also announced that John W. Benson, a current board member, is retiring from the board and will not stand for re-election at the annual meeting in February. Benson is the chair of the organization and compensation committee and a member of the corporate governance and nominating committee.

“I want to thank John for more than 12 years of service to SurModics. He brought a pragmatic perspective— along with an unwavering focus on shareholder value—that helped guide SurModics to the strong, well-positioned company it is today, and we wish him well,” said Knight.

About SurModics, Inc.

SurModics partners with the world's leading and emerging medical device, diagnostic and life sciences companies to develop and commercialize innovative products designed to improve lives by enabling the detection and treatment of disease. SurModics’ mission is to be a trusted partner to our customers by providing the most advanced surface modification technologies and in vitro diagnostic chemical components that help enhance the well-being of patients. The company’s core offerings include surface modification coating technologies that impart lubricity, prohealing and biocompatibility characteristics and components for in vitro diagnostic test kits and microarrays. SurModics’ strategy is to build on the product and technical leadership within these fields, and expand the core offerings to generate opportunities for longer term sustained growth. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the company, visit www.surmodics.com.

CONTACT:
SurModics, Inc.
Andy LaFrence, 952-500-7000
Vice President of Finance and Chief Financial Officer
ir@surmodics.com